
                                            THE CHARLES SCHWAB CORPORATION

                                  Computation of Ratio of Earnings to Fixed Charges
                                            (Dollar amounts in thousands)
                                                      (Unaudited)



                                                                  Three Months Ended          Six Months Ended
                                                                       June 30,                   June 30,
                                                                    2000        1999           2000         1999
                                                                 ----------  ----------     -----------  ----------

Earnings before taxes on income                                   $253,537    $281,879      $  765,092    $548,294
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Fixed charges
   Interest expense:
     Brokerage clients cash balances                               262,816     160,576         504,446     316,728
     Deposits from banking clients                                  37,850      26,971          73,039      53,731
     Long-term debt                                                 14,591       7,863          24,834      15,123
     Stock-lending activities                                       10,825       7,027          24,460      15,690
     Short-term borrowings                                           4,764       2,125           7,141       4,367
     Other                                                           1,342       1,668           2,655       3,709
-------------------------------------------------------------------------------------------------------------------
         Total                                                     332,188     206,230         636,575     409,348
   Interest portion of rental expense                               17,606      11,787          33,804      23,451
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     Total fixed charges (A)                                       349,794     218,017         670,379     432,799
-------------------------------------------------------------------------------------------------------------------

Earnings before taxes on income and fixed charges (B)             $603,331    $499,896      $1,435,471    $981,093
===================================================================================================================

Ratio of earnings to fixed charges (B) divided by (A)*                 1.7         2.3             2.1         2.3
===================================================================================================================

All periods have been restated to reflect the merger of The Charles Schwab Corporation with U.S. Trust Corporation.

*  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements.
   For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.
   "Fixed charges" consist of interest expense as listed above, including one-third of rental expense, which is estimated to be representative of the interest factor.


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